EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Sunrise Medical Inc.

We consent to incorporation by reference in registration statement No. 333-44911 on Form S-4, registration statement No. 33-88216, No. 333-50047, No. 33-82842, No. 33-39887, No. 333-72015, No. 333-84553 and No. 333-96169 on Form S-8, and registration statement No. 333-89715 on Form S-3 of Sunrise Medical Inc. of our report dated August 25, 2000, except for the last paragraph of Note 7 and Note 17 which is as of September 22, 2000, relating to the consolidated balance sheets of Sunrise Medical Inc. and subsidiaries as of June 30, 2000 and July 2, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, and the related schedule, which report appears in the June 30, 2000 annual report on Form 10-K of Sunrise Medical Inc.

/s/ KPMG LLP
San Diego, California
September 26, 2000